Exhibit 99.4

For Internal Use Only; Not for Distribution

Your Role and Guidelines

As leaders of Paya, you will play an important role in communicating with our customers / partners about the benefits of this proposed combination and what it means for them, as well as what they can expect moving forward. We have included the following materials in this toolkit to ensure that you are well-equipped for these conversations:

●	Talking points for use with customers / partners
●	Q&A for use with customers and partners on a reactive basis as needed

These documents have been approved by legal counsel. Therefore, it is important that you do not in any way add to, or alter, these materials or any other communications you may receive in the future regarding this combination.

As you communicate with customers and partners about this announcement, please keep the following in mind:

“Do’s and Don’ts”

✔	DO remain optimistic, confident and forward looking. Remember that the way you speak about this proposed combination will impact how others respond. This is exciting news for Paya, and it’s important that you stay positive and forward-looking.

✔	DO stay on message. We have provided talking points below to guide conversations you may have with customers and partners. To ensure we are being consistent in our communications about this announcement, please stick to these approved messages. Continue to do your job as in the past.

✔	DO remain focused. While there is a lot to be excited about, please keep in mind, and remind your teams, that today’s announcement is just the first step. The combination with Nuvei is expected to close by the end of the first quarter of 2023, subject to customary closing conditions, and until then we will continue to operate as separate companies.

✔	DO reassure our stakeholders we are operating as usual. We want to ensure that this is a seamless transition for all of our stakeholders. It’s business as usual at Paya, and our customers and partners should not expect any changes to how we work with them between now and when we complete our proposed combination with Nuvei. Paya will continue to operate independently of Nuvei until then.

×	DON’T stray from the approved messages. The documents we are providing include all the relevant details concerning the proposed combination with Nuvei that we have at this time. It is only “Day 1,” and if you receive questions that cannot be answered with the materials provided, it is perfectly acceptable to say: “This was just announced. Let me look into that and see if I’m able to provide more information.”

×	DON’T share sensitive information. Per our usual policies, do not share confidential information with people outside Paya.

×	DON’T engage with Nuvei employees unless you’ve been expressly authorized to do so as part of the integration planning process. Please note that this includes interacting with Nuvei employees via social media.

Customer / Partner Talking Points

●	I’m calling today to make sure you heard the news from us directly.

●	This morning, Paya announced that it has entered into an agreement to be acquired by Nuvei.

●	I’ll email you a copy of the press release if you haven’t seen it.

●	We’re very excited about this partnership. The acquisition of Paya will help strengthen Nuvei’s presence in integrated payments and the U.S. market, including the addition of new vertical markets.

●	Further, the acquisition will bring increased scale in sales, marketing, implementation, product, and development to strengthen Paya’s offering to existing partners.

●	We’re committed to keeping our valuable relationship with you and will provide updates, as appropriate

●	I can’t thank you enough for your contribution to Paya’s success!

Customer / Partner Q&A

1.	What was announced?

●	Paya has entered into a definitive agreement to be acquired by Nuvei for $9.75 per share in cash for a total consideration value of approximately $1.3 billion.
●	We are very excited about this partnership. The acquisition of Paya will help strengthen their presence in integrated payments and the U.S. market, including the addition of new vertical markets.
●	Further, the acquisition will bring increased scale in sales, marketing, implementation, product, and development to strengthen Paya’s offering to existing partners.
●	Until we complete the proposed combination with Nuvei, Paya and Nuvei will continue to operate as independent companies and there will be no changes to how we work with you.

2.	Who is Nuvei? Why is Nuvei the right partner for Paya?

●	Nuvei is a Montreal-based, high-growth global payment company, operating in over 200 markets and accepting nearly 600 payment methods in approximately 150 currencies.
●	Our businesses are highly complementary. Together we will be a leading payment technology company with strong positions in global eCommerce, integrated payments and B2B verticals.
●	We are very excited about this partnership. The proposed acquisition of Paya will help strengthen Nuvei’s presence in integrated payments and the U.S. market.
●	Further, the acquisition will bring increased scale in sales, marketing, implementation, product, and development to expand Paya’s offering to existing partners.

3.	What does this proposed combination mean for customers / partners? Will customers / partners need to migrate to a new platform?

●	The proposed acquisition will bring increased scale & resources in sales, marketing, implementation, product, and development to expand Paya’s offering to existing partners.
●	We are dedicated to making this combination as seamless as possible for all customers and partners and remain focused on continuing to provide our customers with innovative, critical payment solutions.
●	We will continue to deliver the same level of exceptional service that you’ve come to expect from us.
●	We’re committed to keeping our valuable relationship with you and will provide updates, as appropriate.

4.	What differences should we expect?

●	We will continue to deliver the same level of exceptional service that you’ve come to expect from us.
●	The proposed acquisition will bring increased scale in sales, marketing, implementation, product, and development to enhance Paya’s offering to existing partners.
●	We’re committed to keeping our valuable relationship with you and will provide updates, as appropriate.

5.	What will happen to my current contracts? Can I add Nuvei’s services to my existing agreement?

●	Until the close of the proposed combination with Nuvei, Paya and Nuvei will continue to operate as separate, independent companies, and we will provide updates, as appropriate.
●	It is early days and we’ve just announced this combination. As we work towards closing and integration, we will be in touch with you with more details about our combined services and offerings.

6.	Will my contact at Paya change?

●	We will continue to deliver the same level of exceptional service that you’ve come to expect from us.

7.	What are the next steps in the integration planning process? When will we know more about the post-closing details?

●	We expect that the proposed combination with Nuvei will close by the end of the first quarter of 2023, subject to customary closing conditions.
●	Until the close of the proposed combination, Paya and Nuvei will continue to operate as independent companies and there will be no changes to how we work with you.
●	It is early days and we’ve just announced this combination. As we work towards closing and integration, we will be in touch with you with more details about our combined services and offerings.

8.	Where can I find additional information?

●	For more information on the announcement, please refer to the press release available on our website.
●	As we work towards closing and integration, we will be in touch with you with more details about our combined services and offerings.

If a customer / partner asks a question that you do not know the answer to, please tell them: “It is early in the process, and we do not have all the answers right now. I will do my best to get an answer and follow up with you.”

Additional Information about the Tender Offer and Where to Find it

The tender offer referenced in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of Paya Holdings, Inc. (“Paya”), nor is it a substitute for the tender offer materials that Pinnacle Merger Sub, Inc. (“Merger Sub”) will file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. The solicitation of an offer to sell and the offer to buy shares of Paya’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Merger Sub, a wholly owned subsidiary of Nuvei Corporation (“Nuvei”), intends to file with the SEC. In addition, Paya will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Stockholders and Investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Paya on Schedule 14D-9 and any amendments or supplements thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Once filed, investors will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Paya on Schedule 14D-9 and related offer materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Paya under the “Investors” section of Paya’s website at https://investors.paya.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of Paya by Nuvei and any statements relating to Paya’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the merger agreement including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement and the possibility of any termination of the merger agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of Paya’s common stock that will be tendered in the tender offer; (iii) the risk of legal proceedings that may be instituted related to the merger agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for Paya will be made; (v) the possibility that any or all of the various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; and (vii) the effects of disruption from the transactions of Paya’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners. The risks and uncertainties may be impacted by the COVID-19 pandemic (including supply chain constraints, labor shortages and inflationary pressure). The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in Paya’s public filings with the SEC from time to time, including Paya’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q. Paya’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Paya expressly disclaims any intent or obligation to update or revise publicly these forward-looking information or statements.

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